Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

GRIID Infrastructure Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Fees to Be Paid	Equity	Secondary Offering: Common Stock, par value $0.0001 per share (the “Common Stock”)	457(c)	40,331,562 (2)	3.75 (3)	$151,243,358	$0.00014760	$22,323.52

Fees to Be Paid	Equity	Secondary Offering: Common Stock underlying Warrant	457(g)	1,733,726 (4)	4.84 (5)	$8,391,234	$0.00014760	$1,238.55

Fees to Be Paid	Equity	Secondary Offering: Private Placement Warrants to purchase Common Stock	457(g)	7,270,000 (6)	—	—	—	— (7)

Fees to Be Paid	Equity	Primary Offering: Common Stock underlying Warrants	457(g)	21,070,000 (8)	11.50 (9)	$242,305,000	$0.00014760	$35,764.22

Total Offering Amounts						$401,939,592	$0.00014760	$59,326.29

Total Fees Previously Paid						—		$0.00

Total Fee Offsets						—		$0.00

Net Fee Due								$59,326.29

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 33,831,562 shares of Common Stock and (ii) 6,500,000 shares of Common Stock issuable pursuant to the GEM Agreement (as defined in the Registration Statement to which this exhibit is attached).

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $3.75, which is the average of the high and low prices of the Common Stock on January 5, 2024 as quoted on the Pink Open Market operated by the OTC Markets Group Inc., which date is within five business days prior to filing the Registration Statement to which this exhibit is attached.

(4)	Consists of 1,733,726 shares of Common Stock issuable upon exercise of the GEM Warrant (as defined in the Registration Statement to which this exhibit is attached).

(5)

Pursuant to Rule 457(g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for Common Stock issuable upon the exercise of the GEM Warrant is $4.84, which is the exercise price for the GEM Warrant.

(6)	Represents the resale of up to 7,270,000 Private Placement Warrants (as defined in the Registration Statement to which this exhibit is attached) to purchase shares of Common Stock.

(7)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.

(8)

Consists of (i) 13,800,000 shares of Common Stock issuable upon exercise of Public Warrants (as defined in the Registration Statement to which this exhibit is attached) and (ii) 7,270,000 shares of Common Stock issuable upon exercise of Private Placement Warrants.

(9)

Pursuant to Rule 457(g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for Common Stock issuable upon the exercise of Warrants is $11.50, which is the exercise price for each of the Public Warrants and the Private Placement Warrants.

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